EXHIBIT 10.3

EXECUTION VERSION

DELTAGEN, INC.

SECURITY AGREEMENT

This Security Agreement (the “Agreement”) is made as of April 2, 2003 by Deltagen, Inc., a Delaware corporation (the “Debtor”), in favor of each of the secured parties listed on the signature pages hereto (each, a “Secured Party” and collectively, the “Secured Parties”).

RECITALS

The Debtor and the Secured Parties are parties to a Secured Promissory Note Purchase Agreement of even date with this Agreement (the “Purchase Agreement”) pursuant to which the Secured Parties shall purchase the Notes (as defined in the Purchase Agreement) from the Debtor. The parties intend that the Debtor’s obligations to repay the Notes be secured by all of the assets of the Debtor.

AGREEMENT

In consideration of the purchase of the Notes by the Secured Parties and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Debtor hereby agrees with the Secured Parties as follows:

1. Grant of Security Interest.

(a) To secure the Debtor’s full and timely performance of the Obligations, the Debtor hereby grants to the Secured Parties a continuing Lien on and security interest (the “Security Interest”) in, all of the Debtor’s right, title and interest in and to all of its personal property and assets (both tangible and intangible), including, without limitation, the following, whether now owned or hereafter acquired and wherever located: (a) all Receivables; (b) all Equipment; (c) all Fixtures; (d) all General Intangibles; (e) all Inventory; (f) all Investment Property; (g) all Deposit Accounts; (h) all Cash; (i) all other Goods of the Debtor; (j) all Intellectual Property; and (k) all Proceeds of each of the foregoing and all accessions to, and replacements for, each of the foregoing (collectively, the “Collateral”). The Security Interest shall be a first and prior interest in all of the Collateral, subject only to Permitted Liens.

(b) The following terms shall have the following meanings for purposes of this Agreement:

“Account” means any “Account,” as such term is defined in the UCC now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all accounts receivable, book debts, rights to payment and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to the Debtor whether or not arising out of goods or software sold or services rendered by the Debtor or from any other transaction, whether or not the same involves the sale of goods or services by the Debtor and all of the Debtor’s rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of the Debtor’s rights to any goods represented by any of the foregoing, and all monies due or to become due to the Debtor under all purchase orders and contracts for the sale of goods or the performance of services or both by the Debtor or in connection with any other transaction (whether or not yet earned by performance on the part of the Debtor), now in existence or hereafter occurring, including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

“Bankruptcy Law” means (a) Title 11 of the U.S. Code or (b) any other law of the United States, any political subdivision thereof or any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Cash” means all cash, money, currency, and liquid funds, wherever held, in which the Debtor now or hereafter acquires any right, title, or interest.

“Chattel Paper” means any “Chattel paper,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“Deposit Accounts” means any “Deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“Documents” means any “Documents,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“Equipment” means any “Equipment,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest and any and all additions, upgrades, substitutions and replacements of any of the foregoing, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires interest.

“Fixtures” means any “Fixtures,” as such term is defined in the UCC, together with all right, title and interest of the Debtor in and to all extensions, improvements, betterments, accessions, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property, and all conversions of the security constituted thereby, immediately upon any acquisition or release thereof or any such conversion, as the case may be, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“General Intangible” means any “General intangible,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all right, title and interest that the Debtor may now or hereafter have in or under Intellectual Property, contracts, rights to payment, payment intangibles, confidential information, interests in partnerships, limited liability companies, corporations, joint ventures and other business associations, permits, goodwill, claims in or under insurance policies, including unearned premiums and premium adjustments, uncertificated securities, deposit, checking and other bank accounts, rights to sue at law or in equity for past, present and future infringement or impairment of Intellectual Property (including the right to receive all proceeds and damages therefrom), rights to receive tax refunds and other payments and rights of indemnification.

“Goods” means any “Goods,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“Instruments” means any “Instrument,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“Intellectual Property” means, collectively, all rights, priorities and privileges of the Debtor relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, inventions, patents, patent licenses, trademarks, trademark licenses and trade secrets (including customer lists), domain names, Web sites and know-how, including, but not limited to, the patents, trademarks and copyrights set forth on Schedule 1.

“Inventory” means any “Inventory,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest, and, in any event, shall include, without limitation, all inventory, goods and other personal property that are held by or on behalf of the Debtor for sale or lease or are furnished or are to be furnished under a contract of service or that constitute raw materials, work in process or materials used or consumed or to be used or consumed in the Debtor’s business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not the same is in transit or in the constructive, actual or exclusive possession of the Debtor or is held by others for the Debtor’s account, including, without limitation, all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all such property that may be in the possession or custody of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.

“Investment Property” means any “Investment property,” as such term is defined in the UCC, and includes certificated securities, uncertificated securities, money market funds and U.S. Treasury bills or notes, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“Letter of Credit Right” means any “Letter of credit right,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest, including any right to payment or performance under any letter of credit.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Debtor to any Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement, the Purchase Agreement or the Notes, including without limitation all interest, fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to the Debtor or payable by the Debtor thereunder.

“Permitted Liens” shall mean (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with generally accepted accounting principals, (b) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar Liens imposed by law incurred in the ordinary course of business for sums not overdue more than 45 days or being contested in good faith, provided that adequate reserves for the payment thereof have been established in accordance with generally accepted accounting principals, (c) deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business, (d) zoning restrictions, easements, rights-of-way, title irregularities and other similar encumbrances, which alone or in the aggregate are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Debtor, (e) banker’s Liens and similar Liens (including set-off rights) in respect of bank deposits, (f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties and in connection with the importation of goods in the ordinary course of the Debtor’s business, (g) Liens on the property or assets of any subsidiary of the Debtor in favor of the Debtor, (h) purchase money Liens that will be discharged upon the Debtor’s payment of the purchase price for the applicable property, to the extent such Liens relate solely to the property so purchased, (i) Liens in existence on the date hereof, as specified in the California and Delaware UCC search reports dated March 10, 2003 provided by Debtor to the Secured Parties; (j) Liens in favor of General Electric Capital Corporation or its Affiliate that are expressly subordinate to Liens in favor of the Secured Parties in a manner approved by the Secured Parties; and (k) Liens in favor of specific Secured Parties on Certificated Securities representing the Debtor’s equity interests in its Subsidiaries arising under Pledge Agreements between Debtor and the Secured Parties specified therein.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof), whether constituting a separate legal entity or not.

“Proceeds” means “Proceeds,” as such term is defined in the UCC and, in any event, shall include, without limitation, (a) any and all Accounts, Chattel Paper, Instruments, cash or other forms of money or currency or other proceeds payable to the Debtor from time to time in respect of the Collateral, (b) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Debtor from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to the Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), (d) the proceeds, damages, or recovery based on any claim of the Debtor against third parties (i) for past, present or future infringement of any copyright, patent or patent license or (ii) for past, present or future infringement or dilution of any trademark or trademark license or for injury to the goodwill associated with any trademark, trademark registration or trademark licensed under any trademark license and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Receivables” means all of the Debtor’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, and letters of credit and Letter of Credit Rights.

“Supporting Obligation” means any “Supporting obligation,” as such term is defined in the UCC, now owned or hereafter acquired by the Debtor or in which the Debtor now holds or hereafter acquires any interest.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Secured Parties’ Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Unless otherwise defined herein, all capitalized terms used herein and defined in the Purchase Agreement shall have the respective meaning given to those terms in the Purchase Agreement, and terms that are defined in the UCC and used herein shall have the meanings given to them in the UCC.

2. Agreement Among the Secured Parties.

(a) Payment Pro Rata. Payment to the Secured Parties under the Notes shall be made in proportion to the principal and accrued interest then outstanding on any such date of payment to each, until such obligations are paid or retired in full.

(b) Sharing of Collateral. Upon the occurrence of any Event of Default, as defined in Section 5, and if the Secured Parties proceed to exercise any rights with respect to the Collateral, the Secured Parties shall share the Collateral and the proceeds of such Collateral ratably, without priority of one over the other.

(c) Enforcement. Enforcement of the Secured Parties’ rights hereunder shall be taken by holders of a majority of the outstanding principal amount of the Notes acting together as the agent for all of the Secured Parties. The actions of such percentage taken in accordance with the preceding sentence shall in each case bind all the Secured Parties. Each of the Secured Parties agrees that any Secured Parties shall not be liable for any acts taken in good faith in enforcing the rights of the Secured Parties hereunder.

3. Representations and Warranties. The Debtor hereby represents and warrants to the Secured Parties that:

(a) Ownership of Collateral. The Debtor is the legal and beneficial owner of the Collateral (or, in the case of after-acquired Collateral, at the time the Debtor acquires rights in the Collateral, will be the legal and beneficial owner thereof). Except for the Security Interest granted to the Secured Parties pursuant to this Agreement, the Debtor has rights in or the power to transfer the Collateral free and clear of any adverse Lien, security interest or encumbrance except as created by this Security Interest, except for Permitted Liens. Except for the financing statements filed prior to the date hereof, copies of which have been provided to the Secured Parties, no financing statements covering any Collateral or any proceeds thereof are on file in any public office (other than filings listing the Secured Parties as the secured parties).

(b) Valid Security Interest. The Security Interest granted pursuant to this Agreement will constitute a valid and continuing perfected security interest in favor of the Secured Parties in the Collateral for which perfection is governed by the UCC. Such Security Interest will be prior to all other Liens on the Collateral, except for Permitted Liens.

(c) Location, State of Organization and Name of the Debtor. The Debtor’s state of organization is Delaware and the Debtor’s exact legal name as it appears in the official filings in the State of Delaware is as set forth in the first paragraph of this Agreement. The Debtor has only one jurisdiction of organization.

(d) Consents and Authorizations. Other than the acceptance of financing statements for filing with the Secretary of State of Delaware, no consent of any other Person and no authorization, approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required (i) for the grant by Debtor of the security interest in the Collateral or the performance of the Agreement by Debtor, (ii) for the perfection or maintenance of such security interest to the extent that it can be perfected by filing a UCC financing statement or (iii) with the additional requirement of consent of the holders of Permitted Liens, for the exercise by the Secured Parties of the rights provided in this Agreement or the remedies in respect to the Collateral pursuant to this Agreement (except as may be required in connection with the disposition of any portion of the Investment Property by laws affecting the offering and sale of securities generally).

(e) No Conditions. There are no conditions precedent to the enforceability of this Agreement against Debtor that have not been satisfied or waived (assuming due authorization, execution and delivery of this Agreement by Secured Parties).

(f) Patents and Trademarks. Schedule 1 hereto is a list of all pending patents, patent applications, trademarks, trademark applications and registered copyrights owned by Debtor in its own name as of the date hereof. Except as set forth on Schedule 1, each patent and trademark is valid, subsisting, unexpired and enforceable and has not been abandoned. Except as set forth on Schedule 1, none of such patents and trademarks is the subject of any licensing or franchise agreement. All licenses of Debtor’s trademarks are in force and, to the best knowledge of Debtor, not in default. No holding, decision or judgment has been rendered by any governmental authority with respect to any patent or trademark which would limit, cancel or question the validity of any patent or trademark. Except as set forth on Schedule 1, no action or proceeding is pending or, to the knowledge of Debtor, threatened (i) seeking to limit, cancel or question the validity of any patent or trademark or Debtor’s ownership thereof, or (ii) which, if adversely determined, would have a Material Adverse Effect on the value of any patent or trademark.

(g) Equity in Subsidiaries. The Debtor owns all of the equity interests of the Subsidiaries, other than six (6) directors’ shares of Deltagen Europe, S.A.

4. Covenants. The Debtor covenants and agrees that, from and after the date of this Agreement until the Obligations are paid in full:

(a) Other Liens. Except for the Security Interest and Permitted Liens, the Debtor has rights in or the power to transfer the Collateral and its title and will be able to do so hereafter free from any adverse Lien, security interest or encumbrance, and the Debtor will defend the Collateral against the claims and demands of all persons at any time claiming the same or any interest therein.

(b) Further Documentation. At any time and from time to time, upon the written request of holders of a majority of the outstanding principal amount of the Notes, and at the sole expense of the Debtor, the Debtor will promptly and duly authenticate and deliver such further instruments and documents and take such further action as the holders of a majority of the outstanding principal amount of the Notes may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted including, without limitation, filing any financing or continuation statements under the UCC in effect with respect to the Liens created hereby and any filings with the U.S. Patent and Trademark Office or U.S. Copyright Office; provided, however, that no filings will be recorded with the U.S. Patent and Trademark Office or U.S. Copyright Office until an Event of Default shall have occurred. The Debtor also hereby authorizes the Secured Parties to file any such financing, amendment or continuation statement without the authentication of the Debtor to the extent permitted by applicable law. A reproduction of this Agreement shall be sufficient as a financing statement (or as an exhibit to a financing statement on form UCC-1) for filing in any jurisdiction.

(c) Maintenance of Records. The Debtor will keep and maintain at its own expense complete and satisfactory, in all material respects, records of the Collateral.

(d) Inspection Rights. The Secured Parties shall have full access during normal business hours, and upon reasonable prior notice, to all the books, correspondence and other records of the Debtor relating to the Collateral. The Secured Parties or their representatives may examine such records and make photocopies or otherwise take extracts from such records. The Debtor agrees to render to the Secured Parties, at the Debtor’s reasonable expense, such clerical and other assistance as they may reasonably request with regard to the exercise of their rights pursuant to this paragraph.

(e) Compliance with Laws, etc. The Debtor (i) will, and will cause each of its subsidiaries to, comply with all laws, rules, regulations and orders of any governmental authority applicable to any material portion of the Collateral or to the operation of the Debtor’s business, the failure of which to comply with could reasonably be expected to have a Material Adverse Effect, and (ii) shall not use or permit any Collateral to be used in violation of any provision of the Purchase Agreement or the Note, any law, rule or obligation or order of any governmental authority, or any policy of insurance covering any material portion of the Collateral; provided, however, that in each case, the Debtor may contest any such law, rule, regulation or order in any reasonable manner which does not, in the reasonable opinion of the Debtor, adversely affect in any material manner the Secured Parties’ rights or the priority of their Liens on the Collateral.

(f) Payment of Obligations. The Debtor will pay promptly when due all taxes, assessments and governmental charges or levies imposed upon the Collateral or with respect to any its income or profits derived from the Collateral, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if (i) the validity of such charge is being contested in good faith by appropriate proceedings, (ii) such proceedings do not involve any material danger of the sale, forfeiture or loss of any of the Collateral or any interest in the Collateral and (iii) such charge is adequately reserved against on the Debtor’s books in accordance with generally accepted accounting principles.

(g) Limitation on Liens on Collateral. The Debtor will not create, incur or permit to exist, will defend the Collateral against, and will take such other action as is reasonably necessary to remove, any Lien or claim on or to the Collateral, other than the Security Interest and Permitted Liens, and will defend the right, title and interest of the Secured Parties in and to any of the Collateral against the claims and demands of all other persons.

(h) Limitations on Dispositions of Collateral. The Debtor will not sell, transfer, lease, or otherwise dispose of any material portion of the Collateral, or attempt, offer or contract to do so other than dispositions of Inventory in the ordinary course of the Debtor’s business or as contemplated in Section 4(m) below; provided, however that the Debtor will be allowed to grant licenses to its products and related documentation in the ordinary course of business, consistent with past practices, and to establish or provide for escrows of related intellectual property in connection therewith.

(i) Further Identification of Collateral. The Debtor will furnish to the Secured Parties from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Parties may reasonably request.

(j) Notice of Change of State of Incorporation. Without 30 days’ prior written notice to the Secured Parties, the Debtor shall not (i) change the Debtor’s name, state of incorporation or organization, organizational identification number or place of business (or, if the Debtor has more than one place of business, its chief executive office), or the office in which the Debtor’s records relating to Receivables are kept, or (ii) keep Collateral consisting of Chattel Paper and documents at any location other than its chief executive office.

(k) Collection of Receivables. The Debtor shall collect, enforce and receive delivery of the Receivables in accordance with past practice.

(l) Intellectual Property Matters. The Debtor shall notify the Secured Parties immediately if it knows or has reason to know (i) that any application or registration relating to any of its Intellectual Property that is material to the operation of its business may become abandoned or dedicated, or (ii) of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding the Debtor’s ownership of any Intellectual Property that is material to the operation of its business, its right to register the same, or to keep and maintain the same.

(m) Intellectual Property Abandonment. The Debtor shall take all actions reasonably necessary to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of its Intellectual Property, including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceeding, unless the Debtor shall determine that such Intellectual Property is not material to the conduct of its business; provided, however, that with respect to any patent application relating to any specific line of knockout mouse, including any such application(s) specified in Schedule 1, Debtor shall use its reasonable business judgment in determining whether to allow the abandonment of any such application, taking into account Debtor’s financial and budgetary circumstances and the projected scientific and business value of any such line of knockout mouse.

(n) Protection of Intellectual Property. In the event that any of the Debtor’s Intellectual Property is infringed upon, or misappropriated or diluted by a third party, the Debtor shall notify the Secured Parties promptly after the Debtor learns thereof. The Debtor shall, unless it shall determine that such Intellectual Property is in no way material to the conduct of its business or operations, promptly sue for, and seek recovery of any and all damages resulting from such infringement, misappropriation or dilution, and shall take such other actions as the Secured Parties shall deem necessary under the circumstances to protect such Intellectual Property.

(o) Limitation on Filing of Financing Statements. The Debtor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement not relating to a Permitted Lien without the prior written consent of holders of a majority of the outstanding principal amount of the Notes and agrees that it will not do so without the prior written consent of such holders, subject to the Debtor’s rights under Section 9509(d)(2) of the UCC.

(p) Equity in Subsidiaries. The Debtor shall deliver to the Secured Parties or their designated agent all certificated securities representing the Debtor’s equity interests in its Subsidiaries. The Debtor shall not issue any additional equity interests in its Subsidiaries.

5. Event of Default.

(a) Event of Default. For purposes of this Agreement, the occurrence of any one of the following events (each, an “Event of Default”) shall constitute a default hereunder and under the Note:

(i) The Debtor’s failure to pay or discharge the Obligations in full in accordance with the terms of the Note, this Agreement and the Purchase Agreement.

(ii) A material breach of a representation or warranty made by the Debtor under this Agreement or the Purchase Agreement as of the date thereof or the date deemed made.

(iii) The Debtor’s failure to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement, the Note or the Purchase Agreement and such failure shall continue for ten (10) business days after the earlier of (A) the Debtor’s written acknowledgement of such failure and (B) written notice by holders of a majority of the outstanding principal amount of the Notes to the Debtor of such failure.

(iv) A default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Agreement, which default results in the acceleration of such Indebtedness in a principal amount, which together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $200,000 or more.

(v) A final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments remain unappealed or undischarged for a period (during which execution shall not be effectively stayed) of 30 days, if the aggregate of all such undischarged judgments exceeds $200,000.

(vi) The Company or any of its Subsidiaries:

(A) commences a voluntary case in bankruptcy,

(B) consents to the entry of an order for relief against it in an involuntary case in bankruptcy,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors.

(vii) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its subsidiaries;

(B) appoints a custodian of the Company or any of its subsidiaries or for all or substantially all of the property of the Company or any of its subsidiaries; or

(C) orders the liquidation of the Company or any of its subsidiaries;

and in each case the order or decree remains unstayed and in effect for 30 consecutive days.

(b) Powers. The Debtor hereby appoints the Secured Parties and any officer or agent of the Secured Parties, with full power of substitution, as its attorney-in-fact with full irrevocable power and authority in the place of the Debtor and in the name of the Debtor or its own name, from time to time in the Secured Parties’ discretion so long as an Event of Default has occurred and is continuing, for the purpose of carrying out the terms of this Agreement, to take any appropriate action and to authenticate any instrument which may be necessary or desirable to accomplish the purposes of this Agreement. Without limiting the foregoing, so long as an Event of Default has occurred and is continuing, the Secured Parties shall have the right, without notice to, or the consent of, the Debtor, to do any of the following on the Debtor’s behalf:

(i) to pay or discharge any taxes or Liens levied or placed on or threatened against the Collateral;

(ii) to direct any party liable for any payment under any of the Collateral to make payment of any and all amounts due or to become due thereunder directly to the Secured Parties or as the Secured Parties direct;

(iii) to ask for or demand, collect, and receive payment of and receipt for, any payments due or to become due at any time in respect of or arising out of any Collateral;

(iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to enforce any right in respect of any Collateral;

(v) to defend any suit, action or proceeding brought against the Debtor with respect to any Collateral;

(vi) to settle, compromise or adjust any suit, action or proceeding described in subsection (v) above and to give such discharges or releases in connection therewith as the holders of a majority of the outstanding principal amount of the Notes may deem appropriate;

(vii) to assign any patent right included in the Collateral of the Debtor (along with the goodwill of the business to which any such patent right pertains), throughout the world for such term or terms, on such conditions, and in such manner, as holders of a majority of the outstanding principal amount of the Notes shall determine; and

(viii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral and to take, at the option of holders of a majority of the outstanding principal amount of the Notes and the Debtor’s expense, any actions which such holders deem necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ Liens on the Collateral and to carry out the intent of this Agreement, in each case to the same extent as if the Secured Parties were the absolute owners of the Collateral for all purposes.

The Debtor hereby ratifies whatever actions the Secured Parties shall lawfully do or cause to be done in accordance with this Section 5. This power of attorney shall be a power coupled with an interest and shall be irrevocable.

(c) No Duty on the Secured Parties’ Part. The powers conferred on the Secured Parties by this Section 5 are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and none of the Secured Parties nor any of their officers, directors, employees or agents shall, in the absence of willful misconduct or gross negligence, be responsible to the Debtor for any act or failure to act pursuant to this Section 5.

(d) Investment Property. Upon the occurrence and during the continuance of an Event of Default:

(i) All rights of Debtor to exercise voting rights and other consensual rights with respect to Investment Property that it would otherwise be entitled to exercise shall cease upon notice from the Secured Parties, and all such rights shall thereupon become vested in the Secured Parties, which shall thereupon have the sole right, but not the obligation, to exercise such voting and other consensual rights; and

(ii) Upon notice from the Secured Parties, Debtor shall promptly deliver to the Secured Parties to hold as Collateral all dividends and interest thereafter received by Debtor after the occurrence and during the continuance of any Event of Default, in the same form as so received (with any necessary endorsement) and, until so delivered, shall hold such dividends and interest in trust for the benefit of the Secured Parties, segregated from the other property or funds of Debtor.

6. Indemnity and Expenses.

(a) Debtor agrees to indemnify the Secured Parties from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from the gross negligence or willful misconduct of a Secured Party.

(b) Debtor will promptly upon written notice pay to the Secured Parties the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Parties may incur upon or during the continuance of an Event of Default in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Secured Parties hereunder or (iv) the failure by Debtor to perform or observe any of the provisions hereof.

7. Remedies. If an Event of Default has occurred and is continuing, the Secured Parties may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement relating to the Obligations, all rights and remedies of a secured party under the UCC. Without limiting the foregoing, the Secured Parties, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Debtor or any other person (all of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances collect, receive, appropriate and realize upon any or all of the Collateral, and/or may sell, lease, assign, give an option or options to purchase, or otherwise dispose of and deliver any or all of the Collateral (or contract to do any of the foregoing), in one or more parcels at a public or private sale or sales, at any exchange, broker’s board or office of a Secured Party or elsewhere upon such terms and conditions as the Secured Parties may deem advisable, for cash or on credit or for future delivery without assumption of any credit risk. The Secured Parties shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase all or any part of the Collateral so sold, free of any right or equity of redemption in the Debtor, which right or equity is hereby waived or released. The

Secured Parties shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable expenses incurred therein or in connection with the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties under this Agreement (including, without limitation, reasonable attorneys’ fees and expenses) to the payment in whole or in part of the Obligations, in such order as the Secured Parties may elect, and only after such application and after the payment by the Secured Parties of any other amount required by any provision of law, need the Secured Parties account for the surplus, if any, to the Debtor. To the extent permitted by applicable law, the Debtor waives all claims, damages and demands it may acquire against the Secured Parties arising out of the exercise by the Secured Parties of any of their rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten days before such sale or other disposition. The Debtor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Secured Parties to collect such deficiency.

8. Limitation on Duties Regarding Preservation of Collateral. The Secured Parties’ duty with respect to the custody, safekeeping and preservation of the Collateral, under Section 9207 of the UCC or otherwise, shall be to deal with it in the same manner as the Secured Parties deal with similar property for their own accounts. None of the Secured Parties and their directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or for any action taken or omitted to be taken hereunder other than as a result of the gross negligence or willful misconduct of the same or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Debtor or otherwise.

9. Powers Coupled with an Interest. All authorizations and agencies contained in this Agreement with respect to the Collateral are irrevocable and are powers coupled with an interest.

10. No Waiver; Cumulative Remedies. The Secured Parties shall not by any act (except by a written instrument pursuant to Section 12(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default under the Note or in any breach of any of the terms and conditions of this Agreement or the Purchase Agreement. No failure to exercise, nor any delay in exercising, on the part of the Secured Parties, any right, power or privilege hereunder or under the Notes or the Purchase Agreement shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder or under the Notes or the Purchase Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Secured Parties of any right or remedy under this Agreement, the Notes or the Purchase Agreement on any one occasion shall not be construed as a bar to any right or remedy which the Secured Parties would otherwise have on any subsequent occasion. The rights and remedies provided in this Agreement, the Notes and the Purchase Agreement are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

11. Termination of Security Interest. Upon satisfaction of the Obligations, the security interest granted herein shall terminate and all rights to the Collateral shall revert to the Debtor. Upon any such termination, the Secured Parties shall authenticate and deliver to the Debtor such documents as the Debtor may reasonably request to evidence such termination.

12. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended with the written consent of the Debtor and holders of a majority of the outstanding principal amount of the Notes. Any amendment or waiver effected in accordance with this Section 12(a) shall be binding upon the Debtor, the Secured Parties and their respective successors and assigns.

(b) Transfer; Successors and Assigns. The terms and conditions of this Agreement shall be binding upon the Debtor and its successors and assigns, as well as all persons who become bound as a debtor to this Agreement and inure to the benefit of the Secured Parties and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(c) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(f) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth in the Purchase Agreement or as subsequently modified by written notice.

(g) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h) Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto concerning such subject matter are expressly canceled.

[Signature Page Follows]

The Debtor and the Secured Parties have caused this Security Agreement to be duly executed and delivered as of the date first above written.

DEBTOR:

DELTAGEN, INC.

By:

Name:

Title:

Address: 700 Bay Road
Redwood City, CA 94063
Facsimile Number: (650) 569-5563

SECURED PARTIES:

DLJ CAPITAL CORPORATION

By: Kathleen D. La Porte Its: Managing Director

DLJ ESC II, L.P.
By: DLJ LBO Plans Management Corporation Its: General Partner

By: Kathleen D. La Porte Its: Attorney in fact

SPROUT CEO FUND, L.P.
By: DLJ Capital Corp.
Its: General Partner

By: Kathleen D. La Porte
Its: Managing Director

SPROUT CAPITAL VIII, L.P.
By: DLJ Capital Corp.
Its: Managing General Partner

By: Kathleen D. La Porte
Its: Managing Director

SPROUT VENTURE CAPITAL, L.P.
By: DLJ Capital Corp.
Its: General Partner

By: Kathleen D. La Porte
Its: Managing Director

BOSTON MILLENNIA PARTNERS II LIMITED PARTNERSHIP
By:	Glen Partners II Limited Partnership

By:
General Partner

BOSTON MILLENNIA PARTNERS II-A LIMITED PARTNERSHIP
By:	Glen Partners II Limited Partnership

By:
General Partner

BOSTON MILLENNIA PARTNERS GMBH & CO. KG

By:	Boston Millennia Verwaltungs GmbH

By:
Managing Director

BOSTON MILLENNIA ASSOCIATES II PARTNERSHIP

By:
General Partner

STRATEGIC ADVISORS FUND LIMITED PARTNERSHIP
By:	Glen Partners II Limited Partnership, its General Partner

By:
General Partner

STIPA INVESTMENTS, L.P.
By:	Baccharis Capital, Inc.
Its General Partner

By:
F. Noel Perry
Managing Director